Exhibit 10.4

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

FIRST AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of March 13, 2014 by and between SQUARE 1 BANK (“Bank”) and THE REALREAL, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of September 19, 2013, as may be amended from time to time (the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1. Borrower has informed Bank that as of October 2, 2013, the Borrower identified herein has changed its name from TheRealReal, Inc. to The RealReal, Inc. Bank and Borrower agree that the Agreement is hereby amended wherever necessary to reflect this change.

2. A new Section 2.1(c) is hereby added to the Agreement, as follows:

(c) Term Loan B.

(i) Subject to and upon the terms and conditions of this Agreement, Borrower may request, and hereby requests, that Bank make one (1) term loan to Borrower in an aggregate principal amount of One Million Dollars ($1,000,000) (“Term Loan B,” and together with each Term Loan, the (‘Term Loans”) on or about the First Amendment Effective Date. The proceeds of Term Loan B shall be used to cash secure any Letters of Credit issued by Bank at Borrower’s request and for general corporate purposes.

(ii) Interest shall accrue from the date of the Term Loan B at the rate specified in Section 2.3(a), and prior to the Interest Only End Date shall be payable monthly beginning on the 13th day of the month next following such Term Loan B, and continuing on the same day of each month thereafter. Any Term Loan B that is outstanding on the Interest Only End Date shall be payable in equal monthly installments of principal, plus all accrued interest, beginning on the date that is one month immediately following the Interest Only End Date, and continuing on the same day of each month thereafter through the Term Loan B Maturity Date, at which time all amounts due in connection with the Term Loan B and any other amounts due under this Agreement shall be immediately due and payable. Term Loan B, once repaid, may not be reborrowed. Borrower may prepay Term Loan B, without penalty or premium.

3. Section 6.2(a)(iii) of the Agreement is hereby amended and restated, as follows:

(iii) Annual Budget. An annual budget (which shall include a forecast of Net Revenues for each calendar quarter for such year) approved by Borrower’s Board of Directors as soon as available, but not later than February 15th of each year during the term of this Agreement;

4. Section 6.7(a) of the Agreement is hereby amended and restated, as follows:

(a) Minimum Net Revenue. Borrower’s quarterly Net Revenue, measured as of the last day of each calendar quarter on a non-cumulative basis, shall be not less than the levels set forth in the table immediately below. Bank and Borrower hereby agree that, on or before February 15 of each year during the term of this Agreement, Borrower shall provide Bank with a board-approved budget for such year containing a forecast of Net Revenues for each calendar quarter during such year, and, unless such budget is unsatisfactory to Bank, the minimum quarterly Net Revenue for a particular quarter during such year shall be [***]% of the forecasted Net Revenue for such quarter. If such budget is unsatisfactory to Bank, then Bank and Borrower agree to discuss alternate levels. It shall be a violation by Borrower of this Section 6.7(a) if, following a reasonable period of discussion, Bank and Borrower fail to agree to minimum quarterly Net Revenue covenant levels for such year. Both parties shall act in a commercially reasonable manner in the process of establishing and discussing the setting of covenant levels. Once agreed, the minimum quarterly Net Revenue levels shall be incorporated into this Agreement through an amendment, which Bank and Borrower agree to execute promptly.

Reporting Period	Minimum Net Revenue
March 31, 2014	$	[***	]
June 30, 2014	$	[***	]
September 30, 2014	$	[***	]
December 31, 2014	$	[***	]

5. The following defined terms are hereby added to Exhibit A to the Agreement, as follows:

“Interest Only End Date” means September 13, 2014. Notwithstanding the foregoing, if Borrower remains in compliance with the Net Revenue covenant set forth in Section 6.7(a) of this Agreement at all times from the First Amendment Effective Date through September 13, 2014, then the term “Interest Only End Date” shall instead mean March 13, 2015.

“First Amendment Effective Date” means March 13, 2014.

“Tern Loan B Maturity Date” means March 13, 2017.

6. Unless otherwise defined herein, all initially capitalized terms in this Amendment shall have the meaning set forth in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

7. Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date).

8. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

9. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)	this Amendment, duly executed by Borrower;

(b)	a Second Warrant to Purchase Stock, duly executed by Borrower;

(c)	an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

(d)	a pledge and security agreement, in form and substance satisfactory to Bank, duly executed by Borrower;

(e)	a securities account control agreement, in form and substance satisfactory to Bank, duly executed by Borrower;

(f)	a Loan Advance/Paydown request form, duly executed by an Authorized Officer, pursuant to which Borrower shall request that Bank make the Term Loan B;

(g)	payment of a $[***] facility fee, which may be debited from any of Borrower’s accounts;

(h)

payment of all Bank Expenses, including Bank’s expenses for the documentation of this Amendment and any related documents, and any UCC, good standing or intellectual property search or filing fees, which may be debited from any of Borrower’s accounts; and

(i)	such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

Signature Page Follows

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

THE REALREAL, INC.		SQUARE 1 BANK

By:	/s/ Matt Gustke	By:	/s/ Patrick Cahill
Name	Matt Gustke	Name:	Patrick Cahill
Title	CFO	Title:	VP

Signature Page to First Amendment to Loan and Security Agreement